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                                                                   EXHIBIT 10.14


                        ADMINISTRATIVE SERVICES AGREEMENT

                                  BY AND AMONG

                       ROYAL INSURANCE COMPANY OF AMERICA,

                       ROYAL SPECIALTY UNDERWRITING, INC.

                                       AND

                        UNDERWRITERS REINSURANCE COMPANY

                               DATED JULY 1, 2003

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                                TABLE OF CONTENTS

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                                             ARTICLE I DEFINITIONS
Section 1.1       Definitions........................................................................      2

                                 ARTICLE II APPOINTMENT; PERFORMANCE STANDARDS

Section 2.1       Appointment........................................................................      5
Section 2.2       Standards..........................................................................      5

                             ARTICLE III SERVICES TO BE PROVIDED BY ADMINISTRATOR

Section 3.1       Administrative Services............................................................      6
Section 3.2       Administration.....................................................................      6

                             ARTICLE IV REGULATORY COMPLIANCE AND CUSTOMER ISSUES

Section 4.1       Certain Regulatory Filings.........................................................      6
Section 4.2       Changes in Applicable Laws.........................................................      7
Section 4.3       Inquiries, Notification and Customer Complaints....................................      7
Section 4.4       Management of Customer Relationships...............................................      7
Section 4.5       Maintenance of Treaty Reinsurance..................................................      7

                                              ARTICLE V AUTHORITY

Section 5.1       Authority..........................................................................      7
Section 5.2       Administration of Excluded Liabilities.............................................      8
Section 5.3       Marketing and Advertising..........................................................      9

                                ARTICLE VI OTHER SERVICES AND FEES FOR SERVICES

Section 6.1       Additional Services................................................................      9
Section 6.2       Fee for Services...................................................................      9
Section 6.3       Services Provided by Insurer.......................................................      9

                             ARTICLE VII REPORTS, ELECTRONIC PREMIUM AND LOSS DATA

Section 7.1       Reports, Electronic Premium and Loss Data..........................................     10
Section 7.2       Payment of Amounts.................................................................     10

                                 ARTICLE VIII BOOKS AND RECORDS; BANK ACCOUNTS

Section 8.1       Access to Books and Records........................................................     11
Section 8.2       Bank Accounts......................................................................     12

                               ARTICLE IX INABILITY TO PERFORM SERVICES; ERRORS

Section 9.1       Inability to Perform Services......................................................     13
Section 9.2       Errors.............................................................................     13
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                                            ARTICLE X LEGAL ACTIONS

Section 10.1      Regulatory Proceedings.............................................................     13
Section 10.2      Compliance of Reinsured Contracts..................................................     14
Section 10.3      Defense of Litigation..............................................................     14
Section 10.4      Communications Regarding Certain Matters...........................................     15

                                       ARTICLE XI DURATION; TERMINATION

Section 11.1      Duration...........................................................................     15
Section 11.2      Termination........................................................................     15

                                          ARTICLE XII CONFIDENTIALITY

Section 12.1      Use of Confidential Information....................................................     16
Section 12.2      Confidentiality of Individuals.....................................................     16
Section 12.3      Disclosure.........................................................................     16

                                         ARTICLE XIII INDEMNIFICATION

Section 13.1      Indemnification by Insurer.........................................................     17
Section 13.2      Indemnification by Administrator...................................................     17
Section 13.3      Indemnification Procedure..........................................................     17
Section 13.4      Relationship to RIC Quota Share Reinsurance Agreement..............................     17

                                            ARTICLE XIV ARBITRATION

Section 14.1      Arbitration........................................................................     18
Section 14.2      Notice of Arbitration..............................................................     18
Section 14.3      Arbitration Panel..................................................................     18
Section 14.4      Submission of Briefs...............................................................     18
Section 14.5      Arbitration Board's Decision.......................................................     19
Section 14.6      Jurisdiction.......................................................................     19
Section 14.7      Expenses...........................................................................     19
Section 14.8      Production of Documents and Witnesses..............................................     19
Section 14.9      Relief Available...................................................................     20
Section 14.10     Consolidation......................................................................     20

                                           ARTICLE XV MISCELLANEOUS

Section 15.1      Cooperation........................................................................     20
Section 15.2      Amendment, Modification and Waiver.................................................     20
Section 15.3      Relationship.......................................................................     20
Section 15.4      Entire Agreement...................................................................     21
Section 15.5      Governing Law......................................................................     21
Section 15.6      Severability.......................................................................     21
Section 15.7      Counterparts.......................................................................     21
Section 15.8      Consent to Jurisdiction............................................................     21
Section 15.9      Third Party Beneficiaries..........................................................     22
Section 15.10     Binding; Assignment................................................................     22
Section 15.11     Specific Performance...............................................................     22
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Section 15.12     Descriptive Headings...............................................................     22
Section 15.13     Expenses...........................................................................     22
Section 15.14     Use of Name........................................................................     22
Section 15.15     Survival...........................................................................     22
Section 15.16     Subcontracting.....................................................................     23
Section 15.17     Notices............................................................................     23
Section 15.18     Interpretation.....................................................................     25
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                                    EXHIBITS

Exhibit A        Administrative Services Intellectual Property License Agreement

Exhibit B        RSA Reinsurance Security Guidelines

Exhibit C        Form of Report Required Pursuant to Section 7.1

                                    SCHEDULES

Schedule 4.5(a)  Levels of Treaty Reinsurance

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                        ADMINISTRATIVE SERVICES AGREEMENT

                  This ADMINISTRATIVE SERVICES AGREEMENT, dated as of July 1, 2003 (hereinafter referred to as the "RICA Administrative Services Agreement") is made and entered into by and among ROYAL INSURANCE COMPANY OF AMERICA, an Illinois company ("Insurer"), ROYAL SPECIALTY UNDERWRITING, INC., a Georgia company ("RSUI" or "Administrator"), and UNDERWRITERS REINSURANCE COMPANY, a property and casualty insurance company organized under the laws of the State of New Hampshire ("Reinsurer").

                  WHEREAS, prior to the Effective Date (defined below), RSUI has underwritten certain insurance and reinsurance contracts on behalf of Insurer and administered the claims, reinsurance recoverables and premium activity relating to such contracts;

                  WHEREAS, pursuant to an Acquisition Agreement, dated as of June 6, 2003 (the "Acquisition Agreement"), by and between Royal Group, Inc., a Delaware corporation ("Royal") and Alleghany Insurance Holdings LLC, a Delaware limited liability company ("AIHL"), the parties agreed, among other things, that Royal will sell, and AIHL will buy, all of the issued and outstanding shares of common stock of RSUI;

                  WHEREAS, pursuant to the Assignment and Assumption Agreement dated as of June 30, 2003 (the "Assignment Agreement"), AIHL assigned to RSUI Group, Inc., a Delaware corporation and a wholly-owned subsidiary of AIHL ("RSUI Group"), and RSUI Group assumed from AIHL, all of AIHL's rights and obligations under the Acquisition Agreement;

                  WHEREAS, Insurer is a member of a reinsurance pool (the "Pool") of which RIC is the lead pool member;

                  WHEREAS, pursuant to the terms of the Acquisition Agreement and the Assignment Agreement, Royal and RSUI Group have agreed that Royal shall cause Royal Indemnity Company ("RIC"), and RSUI Group shall cause Reinsurer, to enter into a Quota Share Reinsurance Agreement (the "RIC Quota Share Reinsurance Agreement"), pursuant to which RIC has agreed to cede to Reinsurer, and Reinsurer has agreed to assume, on a 100% quota share basis, the liabilities and obligations arising out of (i) the insurance contracts issued by Reinsurer in Insurer's name (and 100% reinsured by RIC through the Pool) with an effective date (new or renewal) on or after the Effective Date; and (ii) the RSUI-Produced Insurance Contracts (defined below) which are in force on the Effective Date, but only to the extent they arise out of, or relate to, periods on or after the Effective Date;

                  WHEREAS, Insurer wishes to appoint Administrator to provide all administrative services and other services with respect to the Reinsured Contracts and Reinsured Liabilities (as such terms are defined in the RIC Quota Share Reinsurance Agreement), and Administrator desires to provide such administrative services in consideration of RIC entering into the RIC Quota Share Reinsurance Agreement; and

                  WHEREAS, the parties agree that Administrator shall continue, for the duration of this RICA Administrative Services Agreement, to administer the claims, reinsurance recoverables and premium activity relating to the Reinsured Contracts on the Computer Systems and to prepare and deliver reports relating to such administration to Insurer in substantially the same manner as RSUI has been doing prior to the Effective Date.

                  NOW, THEREFORE, for and in consideration of the premises and the promises and the mutual agreements hereinafter set forth and set forth in the Acquisition Agreement and RIC Quota Share Reinsurance Agreement, the parties hereto, intending to be legally bound, covenant and agree as follows:

                                    ARTICLE I

                                  DEFINITIONS

                  Section 1.1 Definitions. Capitalized terms used but not defined herein and which are defined in the RIC Quota Share Reinsurance Agreement shall have the meanings ascribed to them in the RIC Quota Share Reinsurance Agreement. As used in this RICA Administrative Services Agreement, the following terms shall have the meanings set forth herein:

                  "AAA" shall have the meaning set forth in Section 14.3 hereof.

                  "Acquisition Agreement" shall have the meaning set forth in the recitals.

                  "Administrative Services" shall have the meaning set forth in
Section 3.1 hereof.

                  "Administrative Services Intellectual Property License Agreement" shall have the meaning set forth in Section 2.1(d) hereof.

                  "Administrator" shall have the meaning set forth in the recitals.

                  "Affiliate" of any Person means another Person that as from time to time, directly or indirectly controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For the purposes of this RICA Administrative Services Agreement, the term "Affiliated" has a meaning correlative to the foregoing.

                  "AIHL" shall have the meaning set forth in the recitals.

                  "Applicable Law" means any applicable order, law, statute, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principal of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any

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Governmental Entity, including any amendments thereto that may be adopted from time to time.

                  "Assignment Agreement" shall have the meaning set forth in the recitals.

                  "Bank Accounts" shall have the meaning set forth in Section
8.2 hereof.

                  "Board" shall have the meaning set forth in Section 14.1 hereof.

                  "Books and Records" means the originals or copies of all customer lists, policy information, insurance contract forms, administrative and pricing manuals, medical procedure code lists, claim records, sales records, underwriting records, financial records, compliance records, data files prepared for or filed with regulators of the Business (as such term is defined in the Acquisition Agreement) and premium tax records, each in the possession or control of RSUI, Royal or any of its Affiliates, or, after the Closing, AIHL or any of its Affiliates and used in the operation of the Business, whether or not stored in hardcopy form or on magnetic or optical media (to the extent not subject to licensing restrictions), but excluding (i) prior to the Closing, any such lists, information and records that are prohibited from being disclosed or transferred by Applicable Law or regulatory requirements and (ii) any such information that is part of any consolidated, unitary, combined or similar Tax Return except to the extent directly related to RSUI.

                  "Business Day" means a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York are not authorized or obligated by Applicable Law to close.

                  "Closing" shall mean the closing of the transactions contemplated under the Acquisition Agreement.

                  "Closing Date" shall mean the date of the Closing.

                  "Computer Systems" means the PODS relational database, the
ENTRII: Premium registration system (electronic user interface populated by B-File database) and other computer systems RSUI utilizes, and utilized immediately prior to the Closing, to perform the Administrative Services.

                  "Damages" shall have the meaning set forth in the RIC Quota Share Reinsurance Agreement.

                  "Effective Date" shall have the meaning set forth in the RIC Quota Share Reinsurance Agreement.

                  "Excluded Liabilities" shall have the meaning set forth in the RIC Quota Share Reinsurance Agreement.

                  "Governmental Entities" shall have the meaning set forth in the RIC Quota Share Reinsurance Agreement.

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                  "Material Regulatory Proceeding" shall have the meaning set forth in Section 10.1(c) hereof.

                  "90-Day Treasury Rate" means the annual yield rate, as of any given date, of actively traded U.S. Treasury securities having remaining duration to maturity of three months, as such rate is published under "Treasury Constant Maturities" in Federal Reserve Statistical Release H.15(519).

                  "Person" shall have the meaning set forth in the RIC Quota Share Reinsurance Agreement.

                  "Policyholder" shall have the meaning set forth in the RIC Quota Share Reinsurance Agreement.

                  "Producers" shall mean any reinsurance intermediary, agent or other producer of Insurer.

                  "Quota Share Reinsurance Agreements" shall mean, collectively, the RIC Quota Share Reinsurance Agreement, the RSLIC Quota Share Reinsurance Agreement and the Landmark Quota Share Reinsurance Agreement, as such terms are defined in the Acquisition Agreement.

                  "Reinsured Contracts" shall have the meaning set forth in the RIC Quota Share Reinsurance Agreement.

                  "Reinsured Liabilities" shall have the meaning set forth in the RIC Quota Share Reinsurance Agreement.

                  "Reinsurer" shall have the meaning set forth in the recitals.

                  "Representative" shall mean, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel accounts and financial advisors.

                  "RIC" shall have the meaning set forth in the recitals.

                  "Royal" shall have the meaning set forth in the recitals.

                  "RSUI" shall have the meaning set forth in the recitals.

                  "RSUI Group" shall have the meaning set forth in the recitals.

                  "RSUI-Produced Insurance Contracts" shall have the meaning set forth in the RIC Quota Share Reinsurance Agreement.

                  "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are

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no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

                  "Transition Services Agreement" shall mean the Transition Services Agreement entered into by and between Royal and AIHL on the Closing Date pursuant to the Acquisition Agreement.

                                   ARTICLE II

                       APPOINTMENT; PERFORMANCE STANDARDS

                  Section 2.1       Appointment.

                  (a) Insurer hereby appoints Administrator as its agent and attorney-in-fact to provide the Administrative Services and other services specified herein with respect to the Reinsured Contracts and the Reinsured Liabilities on the terms, and subject to the limitations and conditions, set forth in this RICA Administrative Services Agreement, and Administrator hereby accepts such appointment and agrees to perform such Administrative Services on behalf of and in the name of Insurer in accordance with the terms and conditions of this RICA Administrative Services Agreement.

                  (b) Administrator represents that it has or will obtain and maintain any and all licenses required under Applicable Law to perform its obligations under this RICA Administrative Services Agreement.

                  (c) The intention of the parties hereto is that Administrator shall perform all Administrative Services in such a manner as to minimize the involvement of Insurer and its Affiliates, subject to the requirements of any Applicable Law that require that specific actions be taken by Insurer without the Administrator acting on its behalf.

                  (d) Administrator's access to the Computer Systems controlled by Insurer that are necessary for it to provide the Administrative Services and other services specified herein shall be governed by the Administrative Services Intellectual Property License Agreement, the form of which is attached hereto as EXHIBIT A (the "Administrative Services Intellectual Property License Agreement").

                  Section 2.2       Standards.

                  (a) Administrator acknowledges that the performance of the Administrative Services in an accurate and timely manner is of paramount importance to Insurer. Subject to the provisions of this RICA Administrative Services Agreement, Administrator agrees that in providing the Administrative
Services: (i) it shall conduct itself in accordance with all administrative and claims handling standards utilized by leading property and casualty insurers, which standards are at least equal to the standards pursuant to which RSUI administered the RSUI-Produced Insurance Contracts and the related liabilities immediately prior to the Effective Date; (ii) it shall comply in all material respects with all Applicable Laws relating to the Reinsured Contracts and the

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Reinsured Liabilities and to the conduct of the activities contemplated hereby;
and (iii) it shall comply with the terms of the Reinsured Contracts.

                  (b) For the duration of this RICA Administrative Services Agreement, Administrator hereby covenants that it will employ and retain staff with the experience, skill and expertise to perform the Administrative Services the Administrator is obligated to perform hereunder in a manner consistent with the standards set forth in Section 2.2(a) hereof. In connection therewith, Administrator shall have suitable business continuity plans in place.

                  (c) Administrator shall in all respects administer the Reinsured Contracts in a manner which would not adversely affect the reputation of the Insurer.

                  (d) Notwithstanding anything in this RICA Administrative Services Agreement to the contrary, Insurer shall retain the authority to make all final decisions with respect to the administration of the Reinsured Contracts, and shall consult with the Administrator of its intention to do so.

                                  ARTICLE III

                    SERVICES TO BE PROVIDED BY ADMINISTRATOR

                  Section 3.1 Administrative Services. While this RICA Administrative Services Agreement is in effect, Administrator shall provide the Administrative Services, including, but not limited to, all services currently provided and all services currently performed by RSUI and/or Insurer or required to be provided by Applicable Law or the Reinsured Contracts, and generally, any and all other services incidental to the administration of the Reinsured Contracts and the Reinsured Liabilities (the "Administrative Services").

                  Section 3.2 Administration. Administrator shall continue, for the duration of this RICA Administrative Services Agreement, to administer the claims, reinsurance recoverables and premium activity relating to the Reinsured Contracts on RSUI's existing systems and to prepare and deliver reports relating to such administration to Insurer's Computer Systems in substantially the same manner as RSUI has been doing prior to the Effective Date and as provided in the Administrative Services Intellectual Property License Agreement.

                                   ARTICLE IV

                    REGULATORY COMPLIANCE AND CUSTOMER ISSUES

                  Section 4.1 Certain Regulatory Filings. Administrator and the Reinsurer shall use best efforts to obtain all policy form, rate and rule filings necessary to enable Reinsurer or an Affiliate to issue in Reinsurer's or such Affiliate's own name contracts or policies similar to the Reinsured Contracts as soon as practicable after the Effective Date.

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                  Section 4.2       Changes in Applicable Laws. From time to
time, Administrator and Insurer shall share with each other information they have in their possession relating to material changes in Applicable Laws in order to ensure the Reinsured Contracts are administered in compliance with Applicable Laws.

                  Section 4.3 Inquiries, Notification and Customer Complaints. Administrator shall promptly notify Insurer regarding any inquiries or notifications received from Governmental Entities and any inquiries and complaints received from Producers or other customers with respect to the Reinsured Contracts and the Reinsured Liabilities.

                  Section 4.4 Management of Customer Relationships. Each of Administrator and Insurer shall appoint one senior executive whose responsibility shall be to work with the other party in overseeing that the standards and the provisions set forth in this Article IV and elsewhere are complied with, in particular with respect to issues involving management of customer relationships.

                  Section 4.5       Maintenance of Treaty Reinsurance.

                  (a) Each of Administrator and Reinsurer shall maintain minimum levels of treaty reinsurance as set forth in SCHEDULE 4.5(a) hereto.

                  (b) Commencing with any renewal of the treaties set forth in Schedule 4.5(a), Reinsurer shall purchase a level of catastrophe reinsurance protection which would protect Reinsurer's surplus loss to no more than 10% arising out of a single catastrophe on a one in a 250 year modeling event standard.

                  (c) All third party reinsurance with respect to the Reinsured Contracts placed by Administrator in the name of Insurer must comply with the RSA Reinsurance Security Guidelines attached hereto as EXHIBIT B.

                                    ARTICLE V

                                    AUTHORITY

                  Section 5.1       Authority

                  (a) Insurer agrees that, on and after the Effective Date, Administrator shall have the authority to issue the Reinsured Contracts in Insurer's name for the benefit of the Reinsurer; provided, however, except as otherwise required by Applicable Laws, Administrator shall have no authority to issue the Reinsured Contracts or take other actions authorized under this
Section 5.1 in Insurer's name in any state on or after the earlier of (i) thirty
(30) days after the date the Administrator or an Affiliate of the Administrator obtains all policy form, rate and rule filings necessary to enable the Reinsurer or an Affiliate to issue in Reinsurer's or such Affiliate's own name contracts or policies similar to the RSUI-Produced Insurance Contracts in a particular state, and (ii) one (1) year after the Effective Date.

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

                  (b) Administrator acknowledges that its authority to issue the Reinsured Contracts in Insurer's name pursuant to this Section 5.1 is subject to the following additional limitations: (i) Administrator shall not assign or delegate its authority to a third party other than the Reinsurer; (ii) Administrator shall not issue any Reinsured Contracts outside the United States,
(iii) the Reinsured Contracts shall be limited to the type of business comprising the RSUI-Produced Insurance Contracts as of the date hereof; (iv) in issuing the Reinsured Contracts, Administrator shall observe similar policy wordings and policy limits found in the RSUI-Produced Insurance Contracts; (v) the aggregate gross written premiums attributable to the business ceded under the Quota Share Reinsurance Agreements collectively (exclusive of the unearned premium attributable to the Assumed Contracts under the respective Quota Share Reinsurance Agreement as of the Effective Date) shall not exceed one billion dollars in the aggregate; provided, however, the aggregate gross written premiums attributable to the business ceded under the RIC Quota Share Reinsurance Agreement solely (exclusive of the unearned premium attributable to the Assumed Contracts under the RIC Quota Share Reinsurance Agreement as of the Effective Date) shall not exceed five hundred million dollars; and (vi) any other limitations as may be contained in the Managing General Agency Agreement, dated as of the Closing Date, by and between Insurer and Administrator.

                  (c) Notwithstanding anything to the contrary in this RICA Administrative Services Agreement or the RIC Quota Share Reinsurance Agreement, Administrator shall have no authority under the RIC Quota Share Reinsurance Agreement to issue the Reinsured Contracts in Insurer's name on a non-admitted or surplus lines basis.

                  Section 5.2       Administration of Excluded Liabilities.

                  (a) Insurer shall retain liability and administrative responsibility for all Excluded Liabilities. Insurer shall reimburse Administrator for all reasonable out-of-pocket costs and expenses incurred by Administrator in connection with the administration of Excluded Liabilities.

                  (b) With respect to any claims (including claims for reinsurance recoveries) presented in which both Reinsured Liabilities and Excluded Liabilities are alleged and where the predominant claim activities and costs relate to Excluded Liabilities, Administrator, on behalf of Reinsurer, shall notify Insurer and Insurer will either assume the administration of such claim activities or fund Administrator's out-of-pocket costs and expenses of such claim activities to the extent they relate to Excluded Liabilities.

                  (c) In the event claims are presented in connection with Reinsured Liabilities, and it is in question whether a Reinsured Liability or an Excluded Liability is at issue, Administrator, on behalf of Reinsurer, shall defend or prosecute such claim and Insurer and Administrator shall resolve the responsibility for any amount of loss, allocated loss expense or other costs and expenses pursuant to the provisions of the RIC Quota Share Reinsurance Agreement. In the event that, during the course of a claim, it

                                       8

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becomes clear that the claim (or a portion thereof) is an Excluded Liability,
Administrator shall notify Insurer and Insurer will either assume the administration of such claim (or the Excluded Liability portion thereof) or fund the out-of-pocket costs and expenses of such claim activities to the extent they relate to Excluded Liabilities.

                  (d) In the event that a claim (including claims for reinsurance recoveries) presented in connection with a Reinsured Contract is not a Reinsured Liability or is an Excluded Liability, Insurer shall have the sole responsibility to defend or prosecute such claim.

                  (e) With respect to those matters described in (b), (c) and (d) of this Section 5.2, the party administering the claim shall be provided the full cooperation of the other party as well as the Reinsurer and shall be responsible for reimbursing such other party for any out-of-pocket costs and expenses incurred by such party in providing such cooperation.

                  Section 5.3 Marketing and Advertising. Subject to the terms of the Transitional Trademark License Agreement, Insurer hereby grants Administrator and the Reinsurer the authority to prepare, print, publish and distribute descriptive brochures and other promotional material related to the Reinsured Contracts and to engage in or direct all other marketing activities related thereto.

                                   ARTICLE VI

                      OTHER SERVICES AND FEES FOR SERVICES

                  Section 6.1 Additional Services. If Administrator or Insurer, as the case may be, requires from the other party services to be provided with respect to the Reinsured Contracts which are not otherwise contemplated under this RICA Administrative Services Agreement, the parties shall negotiate in good faith to reach a mutually acceptable arrangement with respect to the provision of such services. Each party shall reasonably compensate such other party for such additional services provided by such other party.

                  Section 6.2 Fee for Services. Except as otherwise specifically provided for by this RICA Administrative Services Agreement, Administrator shall provide Administrative Services pursuant to this RICA Administrative Services Agreement at its own expense (or at the expense of the Reinsurer), subject to the other terms in this RICA Administrative Services Agreement, in consideration for the promises made by Insurer under this RICA Administrative Services Agreement, the Acquisition Agreement, the RIC Quota Share Reinsurance Agreement, the Transition Services Agreement and the other Ancillary Agreements (as such term is defined in the Acquisition Agreement) to which it is a party, and shall not receive any separate fee from Insurer for the provision of Administrative Services.

                  Section 6.3 Services Provided by Insurer. Insurer agrees to promptly notify Administrator with respect to any inquiries or notifications received from

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Governmental Entities or from Producers, including, without limitation, inquiries regarding consumer inquiries and complaints, market conduct exams, zone exams, summons and complaints, subpoenas and Internal Revenue Service inquiries relating to the Reinsured Contracts and the Reinsured Liabilities.

                                  ARTICLE VII

                    REPORTS, ELECTRONIC PREMIUM AND LOSS DATA

                  Section 7.1       Reports, Electronic Premium and Loss Data.

                  (a) Administrator shall collect, administer and provide to Insurer all necessary quality information and data for Insurer to continue to maintain financial and statistical data with respect to the Reinsured Contracts and Reinsured Liabilities in order to permit Insurer to timely make all required regulatory, statistical, and financial reports and filings. All information and data provided by Administrator to Insurer pursuant to this Article VII will be provided as reasonably requested by Insurer. Without limiting the generality of the foregoing, Administrator shall prepare all reports needed by Insurer or the Seller in connection with the Reinsured Liabilities and the Reinsured Contracts to enable Insurer or the Seller to comply with Applicable Law and any and all reporting or filing requirements. Any monthly, quarterly or year-end reports required to be prepared by Administrator shall be prepared on a timely basis in order for Insurer or the Seller to comply with any filing deadlines required.

                  (b) During the term of this RICA Administrative Services Agreement, Administrator shall transmit to Insurer, within thirty (30) days following the end of each calendar month, a summary report in form and substance as set forth in EXHIBIT C hereto, of all activity relating to the Reinsured Contracts and Reinsured Liabilities for the period reported. The report shall include, but not be limited to, the amount of premiums, commissions, related expenses, reserves and paid losses, as applicable; provided, however, that notwithstanding anything herein to the contrary, in no event shall such reports be deemed to indicate that the Administrator or the Reinsurer has any obligation to pay to the Insurer any amount in respect of Excluded Liabilities which may be reflected on such reports.

                  Section 7.2 Payment of Amounts. Except to the extent that this RICA Administrative Services Agreement or the RIC Quota Share Reinsurance Agreement provides otherwise and regardless of whether any amounts due to either party are being disputed pursuant to the provisions of Article XV hereof, all amounts due either party under this RICA Administrative Services Agreement shall be paid on or before the thirtieth (30th) Business Days of delivery of such report, and any amount not paid on or before the thirtieth
(30th) Business Day period shall bear simple interest at the 90-Day Treasury Rate from the twentieth Business Day until the date of payment.

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                                  ARTICLE VIII

                        BOOKS AND RECORDS; BANK ACCOUNTS

                  Section 8.1       Access to Books and Records.

                  (a) To the extent permitted by Applicable Law, from the date hereof until the date on which Insurer has fulfilled all of its obligations to Administrator under this RICA Administrative Services Agreement, and at any time (without limitation) as may be required in Administrator's reasonable judgment in order for Administrator to comply with any Applicable Law or to perform its obligations or responsibilities under this RICA Administrative Services Agreement, Administrator and its Representatives may from time to time reasonably request, and Insurer shall provide, at reasonable times during normal business hours, full and open access to examine all Books and Records under the control of Insurer pertaining to the Reinsured Contracts, the Reinsured Liabilities and the RSUI-Produced Insurance Contracts, and services to be provided under this RICA Administrative Services Agreement, and to discuss any matters relating to the Reinsured Contracts or the Reinsured Liabilities and services to be provided under this RICA Administrative Services Agreement with the employees and agents of Insurer who are familiar therewith, so that Administrator shall have sufficient opportunity to make whatever investigation it shall deem necessary and desirable in connection with the transactions contemplated by this RICA Administrative Services Agreement. The Administrator shall also have reasonable access to Insurer's Computer Systems and accounting systems for such purposes. Such access and opportunity shall be exercised by Administrator and such Representatives in a manner that shall not interfere unreasonably with the operations of Insurer. Such access shall include the right of Administrator to make and retain copies of any Books and Records relating to the Reinsured Contracts or the Reinsured Liabilities to the extent that Administrator reasonably determines that it requires copies of any such Books and Records in order to carry out the transactions contemplated by this RICA Administrative Services Agreement or for any legitimate business purposes related to this RICA Administrative Services Agreement.

                  (b) To the extent permitted by Applicable Law, from the date hereof until the date on which Administrator has fulfilled all of its obligations to perform services for Insurer under this RICA Administrative Services Agreement, and at any time (without limitation) as may be required in the reasonable judgment of Insurer for Insurer to comply with any Applicable Law or to perform its obligations or responsibilities under this RICA Administrative Services Agreement, Insurer and its Representatives may from time to time reasonably request, and Administrator shall provide, at reasonable times during normal business hours, full and open access to examine the Books and Records of Administrator and of its independent auditor pertaining to the Reinsured Contracts, the Reinsured Liabilities and the RSUI-Produced Insurance Contracts, and to the services to be provided under this RICA Administrative Services Agreement (including, but not limited to, the Books and Records transferred to Administrator pursuant to this Section 8.1 and still then retained by Administrator) and to discuss such Reinsured Contracts, Reinsured Liabilities and services with the employees and agents of Administrator who are familiar therewith, so that Insurer shall have sufficient opportunity to make whatever investigation it shall deem necessary and desirable in connection with the transactions contemplated by this RICA Administrative Services Agreement. Such access and opportunity shall be exercised by Insurer and such Representatives in a manner that shall not interfere unreasonably with the operations of Administrator. Such access shall include the right of Insurer to make and retain copies of any Books and Records relating to the Reinsured Contracts and Reinsured Liabilities to the extent that Insurer reasonably determines that it requires copies of any such Books and Records in order to carry out the transactions contemplated by this RICA Administrative Services Agreement or for any legitimate business purposes related to this RICA Administrative Services Agreement.

                  (c) During the term of this RICA Administrative Services Agreement, Administrator shall retain all Books and Records relating to the Reinsured Contracts and Reinsured Liabilities transferred by Insurer or produced by Administrator on behalf of Insurer to the extent such Books and Records are required by Applicable Law to be retained by either Administrator or Insurer, but in any case, for at least ten (10) years after termination of the Reinsured Contracts applicable to such Books and Records.

                  (d) Each party hereto shall pay all storage and related expenses associated with any Books and Records relating to the Reinsured Contracts and Reinsured Liabilities, and copies thereof, that it retains in its possession.

                  (e) Administrator shall provide security for the Books and Records that are in its possession. Administrator shall comply with all Applicable Laws, including, without limitation, privacy laws applicable to the Insurer, in connection with all such data and Books and Records. Administrator shall cooperate with any regulatory authority having jurisdiction over Insurer in providing access to such Books and Records.

                  (f) Following expiration of this RICA Administrative Services Agreement other than by reason of Insurer's termination pursuant to
Section 11.2 hereof, all Books and Records pertaining to the Reinsured Contracts and Reinsured Liabilities shall be the sole property of Reinsurer, unless otherwise provided by Applicable Law or herein and provided that Insurer shall have full access to such Books and Records to the extent required to respond to regulatory, statistical, tax or similar inquiries or investigations and for Insurer to defend any claim against it.

                  Section 8.2       Bank Accounts

                  (a) During the term of this RICA Administrative Services Agreement, Administrator may establish and maintain accounts with banking institutions to provide the Administrative Services (the "Bank Accounts"). The Administrator shall have the exclusive authority over the Bank Accounts including, within reason, the exclusive authority to (i) open the Bank Accounts in the name of Insurer, (ii) designate the authorized signatories on the Bank Accounts, (iii) issue drafts on and make deposits in the Bank Accounts in the name of Insurer, and (iv) make withdrawals from the Bank Accounts. The Administrator agrees to limit transactions using these Bank Accounts to only those transactions that pertain to the RIC Quota Share Reinsurance Agreement. Insurer shall do all things reasonably necessary to enable Administrator to open and maintain the Bank Accounts including, without limitation, executing and delivering such depository resolutions and other documents as may be requested from time to time by the banking institutions. Insurer agrees that without Administrator's prior written consent or as may be required by Applicable Law or regulatory authorization it shall not make any changes to the authorized signatories on the Bank Accounts or attempt to withdraw any funds therefrom. Administrator and the Reinsurer will have the sole obligation to the Bank Accounts and shall own all funds deposited in the Bank Accounts. Administrator shall be responsible for all abandoned property laws requirements and obligations, and shall pay all fees and charges made in connection with such accounts.

                  (b) Notwithstanding any provision of this RICA Administrative Services Agreement to the contrary, the Administrator shall have no authority to borrow money or incur any indebtedness on behalf of the Insurer or permit any Bank Accounts to become overdrawn.

                                   ARTICLE IX

                      INABILITY TO PERFORM SERVICES; ERRORS

                  Section 9.1 Inability to Perform Services. In the event that Administrator shall be unable to perform any Administrative Service for a period that could reasonably be expected to exceed ninety (90) days or such shorter period as may be required by Applicable Law or the Reinsured Contracts, Administrator and Insurer shall mutually agree on alternative means of providing such services. If alternative means for the provision of the Administrative Services cannot be agreed upon by the parties, Insurer may procure such Administrative Services for the Reinsured Contracts and Reinsured Liabilities by commercially reasonable means. Administrator and the Reinsurer shall be solely responsible for all costs incurred in restoring Administrative Services which have not been provided due to its failure to adhere to its obligations under this RICA Administrative Services Agreement.

                  Section 9.2 Errors. Administrator shall, at its own expense, correct any errors in the Administrative Services caused by it within a reasonable time (not to exceed thirty (30) days) after receiving written notice thereof from Insurer or otherwise.

                                    ARTICLE X

                                  LEGAL ACTIONS

                  Section 10.1      Regulatory Proceedings.

                  (a) If Insurer or Administrator receive notice of, or otherwise become aware of, any regulatory investigation or proceeding relating to the Reinsured Contracts or the Reinsured Liabilities, Insurer or Administrator, as applicable, shall promptly notify the other party thereof. Subject to the provisions of Section 10.1(c), Administrator shall have the authority to respond to and resolve all regulatory matters and regulatory investigations and proceedings relating to the Reinsured Contracts and Reinsured

Liabilities to the extent the resolution is limited to the Reinsured Contracts or Reinsured Liabilities.

                  (b) Subject to the provisions of Section 10.1(c), Administrator will promptly respond on behalf of Insurer to inquiries received from Governmental Entities and Administrator shall conduct whatever investigation is reasonable under the circumstances in order to respond to such inquiries. Administrator shall promptly notify in writing Insurer of any inquiry to which Administrator determines that it will not provide a response in order to permit the Insurer to timely respond.

                  (c) Notwithstanding anything contained herein to the contrary, the parties shall mutually agree to an appropriate response, including which party should respond, to any regulatory investigation or proceeding relating to the Reinsured Contracts or the Reinsured Liabilities which could reasonably be expected to have meaningful adverse effect on any business of the Insurer other than the Reinsured Contracts, or which could meaningfully and adversely interfere with the business, assets, liabilities, obligations, reputation, license, permit, financial condition or results of operations of Insurer or any of its Affiliates (a "Material Regulatory Proceeding"), and the parties hereby agree to cooperate and coordinate in resolving any and all Material Regulatory Proceedings. The parties recognize that, as the issuing company, Insurer retains ultimate responsibility for resolution of the matters contemplated by this Section 10.1. Notwithstanding anything to the contrary contained in this RICA Administrative Services Agreement, neither Insurer nor Administrator shall have the authority to institute, prosecute, defend or maintain any legal or regulatory proceedings on behalf of the other party without the prior written consent of such other party except to the extent expressly provided for by this RICA Administrative Services Agreement.

                  Section 10.2 Compliance of Reinsured Contracts. Insurer, Administrator and Reinsurer agree to cooperate with each other and the various Governmental Entities in maintaining the Reinsured Contracts in compliance in all material respects with Applicable Laws. If Administrator determines that any of the Reinsured Contracts are materially not in compliance with such Applicable Laws, Administrator shall so notify in writing Insurer and take whatever action is reasonably necessary to bring such Reinsured Contracts into compliance with Applicable Law. Administrator shall prepare any necessary amendments to such Reinsured Contracts and shall prepare any necessary filings for the purpose of obtaining governmental authority approval for such amendments.

                  Section 10.3 Defense of Litigation. Administrator and Reinsurer shall defend, at their own expense and in the name of Insurer when necessary, any action brought in connection with any Reinsured Contract or relating to any Reinsured Liability; provided, however, Insurer shall have the right, at its own expense, to engage its own separate legal representation and to fully participate in the defense of any litigation with respect to the Reinsured Contracts or the Reinsured Liabilities in which Insurer is named as a party without waiving any rights to indemnification it may have under Article XIII hereof; provided, however, that Administrator and Reinsurer shall have the exclusive authority to control such litigation, and to settle any litigation if
(i) Administrator and

Reinsurer pay all settlement amounts with respect thereto, (ii) the settlement does not involve any restriction or condition which could reasonably be expected to have an adverse effect on Insurer's business other than the Reinsured Contracts, and (iii) Administrator or Reinsurer obtains a complete release for Insurer, its officers, directors, Representatives and Affiliates with respect to such litigation.

                  Section 10.4 Communications Regarding Certain Matters. Insurer shall promptly (i) notify Administrator in writing if it receives any information or correspondence with respect to any suit, claim, action or proceeding relating to the Reinsured Contracts or the Reinsured Liabilities, or any written communication threatening any of the foregoing and (ii) forward to Administrator any documents it receives relating to any of the matters referred to in clause (i) of this Section 10.4.

                                   ARTICLE XI

                              DURATION; TERMINATION

                  Section 11.1 Duration. This RICA Administrative Services Agreement shall become effective as of the Effective Date and continue until a date which is the earlier of (A) a date which is the later of (i) the date on which none of the Reinsured Contracts remains in force; (ii) the date on which Insurer has no further Reinsured Liabilities; or (iii) the date on which no further Administrative Services are required, or (B) the date on which this RICA Administrative Services Agreement is terminated according to the provisions of
Section 11.2 hereof.

                  Section 11.2      Termination.

                  (a) This RICA Administrative Services Agreement may be terminated at any time upon the mutual written consent of the parties hereto, which writing shall state the effective date and relevant terms of termination.

                  (b) This RICA Administrative Services Agreement is subject to immediate termination at the option of Insurer, upon written notice to Administrator upon the issuance of an order of liquidation or rehabilitation against the Reinsurer or bankruptcy or insolvency proceedings against the Administrator; provided, however, that in the event an order of liquidation or rehabilitation is issued against the Reinsurer, before Insurer may terminate this RICA Administrative Services Agreement, Administrator or Reinsurer shall have the opportunity to contest or appeal such order for a period of sixty (60) days from the date of issuance.

                  (c) Upon termination of this RICA Administrative Services Agreement pursuant to Section 11.2(a) or (b) hereof, Administrator and Reinsurer shall cooperate fully in the prompt transfer of the applicable Administrative Services and Books and Records maintained by Administrator pursuant to Section
8.1 hereof (or, where appropriate, copies thereof) to Insurer or Insurer's designee, so that Insurer or its designee shall be able to perform the applicable Administrative Services without interruption following termination of this RICA Administrative Services Agreement.

                  (d) Upon any termination of this Administrative Services Agreement, each party shall retain its right to bring actions for, and receive damages to, which it may be entitled under Applicable Law.

                                   ARTICLE XII

                                 CONFIDENTIALITY

                  Section 12.1 Use of Confidential Information. Insurer, Reinsurer and Administrator acknowledge that they will have access to confidential and proprietary information concerning the other party and its businesses, which information is not readily available to the public, and acknowledge that Insurer, Reinsurer and Administrator have taken and will continue to take reasonable actions to ensure such information is not made available to the public. Insurer, Reinsurer and Administrator further agree that they will not at any time (during the term hereof or thereafter) disclose to any Person (except Insurer, Reinsurer or Administrator and their Affiliates and the officers, directors, employees, agents and Representatives of Insurer, Reinsurer and Administrator and their Affiliates who require such information in order to perform their duties in connection with the services provided hereunder), directly or indirectly, or make any use of, for any purpose other than those contemplated by the Acquisition Agreement, this RICA Administrative Services Agreement or the RIC Quota Share Reinsurance Agreement, any information or trade secrets relating to the Reinsured Contracts or the Reinsured Liabilities or the business affairs of Insurer, Reinsurer or Administrator, including the identity of and/or the compensation arrangements with, any Affiliates and Subsidiaries of Insurer, Reinsurer and Administrator, so long as such information remains confidential.

                  Section 12.2 Confidentiality of Individuals. Information that identifies an individual covered under one of the Reinsured Contracts may be confidential. Reinsurer and Administrator shall take all reasonable precautions to prevent disclosure or use of information identifying individuals covered under such Reinsured Contracts for a purpose unrelated to the performance of this RICA Administrative Services Agreement. Reinsurer and Administrator shall comply with all Applicable Laws and regulations, as in effect on the date hereof or as hereafter adopted or amended. With respect to Reinsured Contracts reinsured by Reinsurer, Insurer shall take all reasonable precautions to prevent disclosure or use of information identifying individuals for a purpose unrelated to the performance of this RICA Administrative Services Agreement.

                  Section 12.3 Disclosure. Reinsurer, Administrator or Insurer may disclose confidential information in the following circumstances (or as otherwise provided by the provisions of this RICA Administrative Services Agreement):

                           (i) in response to a court order or formal discovery request after notice to the other party (to the extent such notice is reasonably practicable); provided, however, that such disclosure shall be limited only to the extent that is required by such court order or formal disclosure request;

                           (ii)     if a proper request is made by any
         regulatory authority after notice to the other party (to the extent such notice is reasonably practicable); provided, however, that such disclosure shall be limited only to the extent that is required by such regulatory authority;

                           (iii)    at the proper request of Insurer or
         Policyholder or his/her legal representative; provided, however, that such disclosure shall be limited only to the extent that is reasonably necessary to satisfy such a request; or

                           (iv) as otherwise required by Applicable Law or the rules of any relevant stock exchange.

                                  ARTICLE XIII

                                 INDEMNIFICATION

                  Section 13.1 Indemnification by Insurer. Insurer hereby indemnifies Administrator and its Affiliates and its and their respective officers, directors, employees, agents and Representatives against, and agrees to hold each of them harmless from any and all Damages incurred or suffered by any of them arising out of or relating to, (i) any Excluded Liabilities; (ii) any breach or nonfulfillment by Insurer of, or any failure by Insurer to perform, any of the covenants, terms or conditions of, or any duties or obligations under, this RICA Administrative Services Agreement; and (iii) any enforcement of this indemnity.

                  Section 13.2 Indemnification by Administrator. Administrator hereby indemnifies Insurer and its Affiliates and its and their respective officers, directors, employees, agents and Representatives against, and agrees to hold each of them harmless from any and all Damages incurred or suffered by any of them arising out of or relating to, (i) any Reinsured Liabilities; (ii) any breach or nonfulfillment by Administrator of, or any failure by Administrator to perform, any of the covenants, terms or conditions of, or any duties or obligations under, this RICA Administrative Services Agreement; and (iii) any enforcement of this indemnity.

                  Section 13.3 Indemnification Procedure. In the event either Insurer or Administrator shall have a claim for indemnity against the other party under the terms of this RICA Administrative Services Agreement, the parties shall follow the procedures set forth in Article XV of the Acquisition Agreement.

                  Section 13.4 Relationship to RIC Quota Share Reinsurance Agreement. Nothing contained in this Article XIII is intended to supersede any provisions of the RIC Quota Share Reinsurance Agreement.

                                   ARTICLE XIV

                                   ARBITRATION

                  Section 14.1 Arbitration. As a condition precedent to any cause of action, any and all disputes between Insurer on one side and Administrator and Reinsurer on the other side arising out of, relating to, or concerning this RICA Administrative Services Agreement, whether sounding in contract or tort and whether arising during or after termination of this RICA Administrative Services Agreement, including whether the dispute is subject to arbitration, shall be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire ("Board") meeting at a site in Wilmington, Delaware. The arbitration shall be conducted under the Federal Arbitration Act and shall proceed as set forth below.

                  Section 14.2 Notice of Arbitration. A notice requesting arbitration, or any other notice made in connection therewith, shall be in writing and shall be sent certified or registered mail, return receipt requested to the affected parties. The notice requesting arbitration shall state in particulars all issues to be resolved in the view of the claimant, shall appoint the arbitrator selected by the claimant and shall set a tentative date for the hearing, which date shall be no sooner than ninety (90) days and no later than one hundred fifty (150) days from the date that the notice requesting arbitration is mailed. Within thirty (30) days of receipt of claimant's notice, the respondent shall notify claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.

                  Section 14.3 Arbitration Panel. Unless otherwise mutually agreed, the members of the Board shall be impartial and disinterested and shall be active or former executive officers of property-casualty insurance companies, reinsurance companies, or Lloyd's Underwriters or active or inactive lawyers with at least twenty (20) years of experience in insurance and reinsurance. Insurer and Administrator shall each appoint an arbitrator and the two (2) arbitrators shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbitrator within thirty (30) days after having received claimant's written request for arbitration, the claimant is authorized to and shall appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within thirty (30) days after notification of the appointment of the second arbitrator, within ten (10) days thereof, the two
(2) arbitrators shall request the American Arbitration Association ("AAA") to appoint an umpire for the arbitration with the qualifications set forth in this Article. If the AAA fails to name an umpire, either party may apply to the court named below to appoint an umpire with the above required qualifications. The umpire shall promptly notify in writing all parties to the arbitration of his selection and of the scheduled date for the hearing. Upon resignation or death of any member of the Board, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed.

                  Section 14.4 Submission of Briefs. The claimant and respondent shall each submit initial briefs to the Board outlining the issues in dispute and the basis, authority and reasons for their respective positions within thirty (30) days of the date of

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

notice of appointment of the umpire. The claimant and the respondent may submit reply briefs to the Board within ten (10) days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) days prior to the date of commencement of the arbitration hearing. Reasonable responses shall be allowed at the arbitration hearing to new material contained in any amendments filed to the briefs but not previously responded to.

                  Section 14.5 Arbitration Board's Decision. The Board shall make a decision and award with regard to the terms of this RICA Administrative Services Agreement and the original intentions of the parties to the extent reasonably ascertainable. The Board's decision and award shall be in writing and shall state the factual and legal basis for the decision and award. The decision and award shall be based upon a hearing in which evidence shall be allowed and which the formal rules of evidence shall not strictly apply but in which cross examination and rebuttal shall be allowed. At its own election or at the request of the Board, either party may submit a post-hearing brief for consideration of the Board within twenty (20) days of the close of the hearing. The Board shall make its decision and award within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. Every decision by the Board shall be by a majority of the members of the Board and each decision and award by the majority of the members of the Board shall be final and binding upon all parties to the proceeding.

                  Section 14.6 Jurisdiction. Either party may apply to the Chancery Court of the State of Delaware for an order compelling arbitration or confirming any decision and the award; a judgment of that court shall thereupon be entered on any decision or award. If such an order is issued, the attorneys' fees of the party so applying and court costs will be paid by the party against whom confirmation is sought. The Board may award interest calculated from the date the Board determines that any amounts due the prevailing party should have been paid to the prevailing party.

                  Section 14.7 Expenses. Each party shall bear the expense of the one arbitrator appointed by it and shall jointly and equally bear with the other party the expense of any stenographer requested, and of the umpire.

                  Section 14.8 Production of Documents and Witnesses. Subject to customary and recognized legal rules of privilege, each party participating in the arbitration shall have the obligation to produce those documents and as witnesses to the arbitration those of its employees as any other participating party reasonably requests providing always that the same witnesses and documents be obtainable and relevant to the issues before the arbitration and not be unduly burdensome or excessive. The parties may mutually agree as to pre-hearing discovery prior to the arbitration hearing and in the absence of agreement, upon the request of any party, pre-hearing discovery may be conducted as the Board shall determine in its sole discretion to be in the interest of fairness, full disclosure, and a prompt hearing, decision and award by the Board. The Board shall be the final judge of the procedures of the Board, the conduct of the arbitration, of the rules of evidence, the rules of privilege and production and of excessiveness and relevancy of any witnesses and documents upon the petition of any

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

participating party. To the extent permitted by law, the Board shall have the authority to issue subpoenas and other orders to enforce their decisions.

                  Section 14.9 Relief Available. Nothing herein shall be construed to prevent any participating party from applying to the Chancery Court of the State of Delaware to issue a restraining order or other equitable relief to maintain the "status quo" of the parties participating in the arbitration pending the decision and award by the Board or to prevent any party from incurring irreparable harm or damage at any time prior to the decision and award of the Board. The Board shall also have the authority to issue interim decisions or awards in the interest of fairness, full disclosure, and a prompt and orderly hearing and decision and award by the Board.

                  Section 14.10 Consolidation. In the event that there is a dispute between the Insurer, on one side, and Administrator and the Reinsurer on the other, which implicates the provisions of this RICA Administrative Services Agreement and the RIC Quota Share Reinsurance Agreement, Insurer and Administrator hereby agree to consolidate any such dispute under such agreements in a single arbitration proceeding.

                                   ARTICLE XV

                                  MISCELLANEOUS

                  Section 15.1 Cooperation. The parties hereto shall cooperate in a commercially reasonable manner in order that the duties assumed by Administrator will be effectively, efficiently and promptly discharged. The parties hereto will use their best efforts to (i) give effect to the intent of this RICA Administrative Services Agreement, the Acquisition Agreement, the RIC Quota Share Reinsurance Agreement and the other Ancillary Agreements and (ii) refrain from conduct which would frustrate the intent of any such agreement. Each party shall, at all reasonable times under the circumstances, make available to the other party properly authorized personnel for the purpose of consultation and decision.

                  Section 15.2 Amendment, Modification and Waiver. This RICA Administrative Services Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

                  Section 15.3 Relationship. Insurer and Administrator are and shall remain independent contractors and not employees of the other party. Except as expressly granted in this RICA Administrative Services Agreement or otherwise by the other party in writing or as may be required by Applicable Law or as necessary to perform the services to be provided hereunder or to obtain the benefits hereof, no party shall have any authority, express or implied, to act as an agent of the other party or its Subsidiaries or Affiliates under this RICA Administrative Services Agreement. Except as otherwise provided by this RICA Administrative Services Agreement or by any other agreement between the parties, each party shall be responsible for the payment of all employment, income and social security taxes arising in connection with the compensation payable to its personnel involved in the provision of the services hereunder.

                  Section 15.4 Entire Agreement. This RICA Administrative Services Agreement (together with the exhibits hereto and the other agreements, documents and instruments delivered in connection herewith) the Acquisition Agreement, the RIC Quota Share Reinsurance Agreement and the other Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

                  Section 15.5 Governing Law. This RICA Administrative Services Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  Section 15.6 Severability. Any term or provision of this RICA Administrative Services Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this RICA Administrative Services Agreement or affecting the validity or enforceability of any of the terms or provisions of this RICA Administrative Services Agreement in any other jurisdiction. If any provision of this RICA Administrative Services Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

                  Section 15.7 Counterparts. This RICA Administrative Services Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  Section 15.8 Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal court located in the State of Delaware for the purposes of enforcing this RICA Administrative Services Agreement or the other Ancillary Agreements. If any action is brought in a state court, the parties shall take such actions as are within their control to cause any matter contemplated hereby to be assigned to the Chancery Court in the State of Delaware. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

                  Section 15.9      Third Party Beneficiaries.   Except for the
provisions of Article XIII, nothing in this RICA Administrative Services Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this RICA Administrative Services Agreement.

                  Section 15.10 Binding; Assignment. This RICA Administrative Services Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and legal representatives. Neither this RICA Administrative Services Agreement, nor any rights, interests or obligations hereunder, may be directly or indirectly assigned, delegated, sublicensed or transferred by any party to this RICA Administrative Services Agreement, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the parties hereto.

                  Section 15.11 Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this RICA Administrative Services Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies, each other party shall be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this RICA Administrative Services Agreement without the necessity of posting a bond or other form of security. In the event that any action should be brought in equity to enforce any of the provisions of this RICA Administrative Services Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

                  Section 15.12 Descriptive Headings. The descriptive article and section headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this RICA Administrative Services Agreement.

                  Section 15.13 Expenses. Unless otherwise specifically provided herein or in the Acquisition Agreement, Transition Services Agreement or RIC Quota Share Reinsurance Agreement, all costs and expenses incurred in connection with this RICA Administrative Services Agreement shall be paid by the party incurring such cost or expense.

                  Section 15.14 Use of Name. Except as otherwise set forth in the Acquisition Agreement, the RIC Quota Share Reinsurance Agreement or the other Ancillary Agreements, neither party shall use the name, trademark, service mark, logo or identification of the other party without the other party's prior written consent.

                  Section 15.15     Survival.  The provisions of Article XII,
Article XIII and Article XV hereof shall survive the termination of this RICA Administrative Services Agreement.

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                  Section 15.16     Subcontracting.  Administrator may
subcontract for the performance of any Administrative Services that Administrator is to provide hereunder upon receipt of the prior written consent of Insurer, which consent shall not be unreasonably withheld or delayed; provided, however, that such subcontracting shall not be deemed to relieve Administrator of its obligations under this RICA Administrative Services Agreement.

                  Section 15.17 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (which is confirmed), by courier (delivery of which is confirmed) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties to this RICA Administrative Services Agreement as follows:

                  If to Insurer:

                           Laura S. Lawrence, Esq.
                           General Counsel
                           Royal Group, Inc.
                           9300 Arrowpoint Blvd.
                           Charlotte, NC 28273
                           Telephone No.: (704) 522-2851
                           Facsimile No.: (704) 522-2313

                  With a copy to (which shall not constitute notice to Insurer for purposes of this Section 15.17):

                           Robert J. Sullivan, Esq.
                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Telephone No.: 212-735-2930
                           Facsimile No.: 212-735-2000

                  If to Administrator:

                           Royal Specialty Underwriting, Inc.
                           Mr. David E. Leonard
                           Executive Vice President
                           945 East Paces Ferry Road
                           Atlanta, GA 30326
                           Telephone No.: (404) 231-2366
                           Facsimile No: (404) 231-3755

                  With copies to (which shall not constitute notice to the Administrator for purposes of this Section 15.17):

                           Robert M. Hart, Esq.
                           General Counsel
                           Alleghany Corporation
                           375 Park Avenue, Suite 3201
                           New York, New York 10152
                           Telephone No.: (212) 752-1356
                           Facsimile No.: (212) 759-8149

                           and

                           Aileen C. Meehan, Esq.
                           William W. Rosenblatt, Esq.
                           Dewey Ballantine LLP
                           1301 Avenue of the Americas
                           New York, New York 10019
                           Telephone No.: (212) 259-8000
                           Facsimile No.: (212) 259-6333

                  If to Reinsurer:

                           Underwriters Reinsurance Company.
                           Mr. David E. Leonard
                           Executive Vice President
                           c/o Royal Specialty Underwriting, Inc.
                           945 East Paces Ferry Road
                           Atlanta, GA 30326
                           Telephone No.: (404) 231-2366
                           Facsimile No: (404) 231-3755

                  With copies to (which shall not constitute notice to the Reinsurer for purposes of this Section 15.17):

                           Robert M. Hart, Esq.
                           General Counsel

                           Alleghany Corporation
                           375 Park Avenue, Suite 3201
                           New York, New York 10152
                           Telephone No.: (212) 752-1356
                           Facsimile No.: (212) 759-8149

                           and

                           Aileen C. Meehan, Esq.
                           William W. Rosenblatt, Esq.
                           Dewey Ballantine LLP
                           1301 Avenue of the Americas
                           New York, New York 10019
                           Telephone No.: (212) 259-8000
                           Facsimile No.: (212) 259-6333

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. In no event shall the provision of notice pursuant to this Section 15.17 constitute notice for service of any writ, process or summons in any suit, action or other proceeding.

                  Section 15.18     Interpretation.

                  (a) When a reference is made in this RICA Administrative Services Agreement to a Section or Article, such reference shall be to a section or article of this RICA Administrative Services Agreement unless otherwise clearly indicated to the contrary. Whenever the words "include", "includes" or "including" are used in this RICA Administrative Services Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this RICA Administrative Services Agreement as a whole and not to any particular provision of this RICA Administrative Services Agreement. The meaning assigned to each term used in this RICA Administrative Services Agreement shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (b) The parties have participated jointly in the negotiation and drafting of this RICA Administrative Services Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this RICA Administrative Services Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this RICA Administrative Services Agreement.

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                  IN WITNESS WHEREOF, this RICA Administrative Services
Agreement has been duly executed by a duly authorized officer of each party hereto as of the date first above written.

                                              ROYAL INSURANCE COMPANY OF
                                              AMERICA

                                              By: /s/ Stephen M. Mulready
                                                  ------------------------
                                                  Name:  Stephen M. Mulready
                                                  Title: President and Chief
                                                         Executive Officer

                                              ROYAL SPECIALTY UNDERWRITING, INC.

                                              By: /s/ James A. Dixon
                                                  --------------------
                                                   Name:  James A. Dixon
                                                   Title: Chairman

                                              UNDERWRITERS REINSURANCE COMPANY

                                              By: /s/ James P. Stattery
                                                  -----------------------
                                                  Name:  James P. Slattery
                                                  Title: President